UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 11, 2008
NORTHFIELD LABORATORIES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24050	36-3378733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1560 Sherman Avenue
Suite 1000
Evanston, Illinois 60201-4800
(Address of Principal Executive Offices and Zip Code)
(847) 864-3500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On June 11, 2008, Northfield Laboratories Inc. (the “Company”) received notice from The Nasdaq Stock Market that for the last 30 consecutive business days the Company’s share price has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5).
     In accordance with Marketplace Rule 4450(e)(2), the Company has 180 calendar days, or until December 8, 2008, to regain compliance. The Nasdaq notice states that if, at any time before December 8, 2008 the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, or such longer period as may be required under Market Place Rule 4450(e)(2), the Nasdaq staff will provide written notification that the Company has achieved compliance with the minimum bid requirement.
     The Nasdaq notice indicated that if the Company does not regain compliance by December 8, 2008, the Nasdaq staff will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the staff’s determination to the Nasdaq Listing Qualifications Panel. Alternatively, the Company would be permitted to apply to transfer its common stock to The Nasdaq Global Market if the Company satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement, at that time. If the Company’s application is approved, the Company would be afforded an additional period of up to 180 calendar days in which to regain compliance while is common stock is traded on The Nasdaq Capital Market.
     On June 12, 2008, the Company issued a press release describing the notice received from Nasdaq. A copy of the Company’s press release is included as an exhibit to this report.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 12, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2008	NORTHFIELD LABORATORIES INC.

	By:	/s/ Donna O’Neill-Mulvihill Donna O’Neill-Mulvihill
Vice President Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 12, 2008